Exhibit 23.1

                     INDEPENDENT PUBLIC ACCOUNTANTS' CONSENT

To the Board of Directors
GSV, Inc. and subsidiaries
Westport, Connecticut

We hereby consent to incorporation by reference in Registration Statement Numbers 333-75159 and 333-91575 on Form S-8 of our report dated March 29, 2005 on the consolidated balance sheet of GSV, Inc. and Subsidiaries as of December 31, 2004 and the related consolidated statements of operations, changes of stockholders' equity and cash flows for the years ended December 31, 2004 and 2003, which appear in the December 31, 2004 Annual Report on Form 10-KSB of GSV, Inc.


/s/  Comiskey & Company, P.C.
Comiskey & Company, P.C.
Denver, Colorado
March 30, 2005